EMPLOYMENT AGREEMENT

This Agreement, dated as of June 19, 2006 (the “Effective Date”), is between Philip N. Garfinkle (the “Executive”) and a21, Inc., a corporation formed under the laws of the State of Texas (the “Company” or “a21”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive, and the Executive is willing to render services to the Company, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and promises hereinafter set forth, the parties hereto covenant and agree as follows:

1.  EMPLOYMENT. The Company shall employ the Executive as its interim President and Chief Operating Officer, and the Executive hereby accepts such employment upon the terms and subject to the conditions hereinafter set forth, commencing on the Effective Date and continuing until terminated pursuant to Paragraph 4 hereof (the “Employment Period”).

2.  DUTIES.

(a)  The Executive shall report to the Company’s Chief Executive Officer and to the Board of Directors (the “Board”). The Executive shall perform and discharge diligently and faithfully such duties as may be assigned to him from time to time by the Chief Executive Officer and/or the Board as are customary for the position of President and Chief Operating Officer. The Executive shall be based in Great Falls, Virginia, will travel to the Company’s offices in Jacksonville, Florida, New York, New York, Fairfield, Iowa and London, UK as necessary and his position will require reasonable travel outside of such areas.

(b)  The Executive, for four (4) business days per calendar week, shall devote his business time, attention, skills and energies to the performance of his duties hereunder and to the promotion of the business of the Company, consistent with such duties, and shall not during the Employment Period be employed or engaged in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage which would not allow him to contribute his time, attention, skills and energies to the performance of his duties hereunder and to the promotion of the business of the Company for such four (4) business days per calendar week; provided, however, that this shall not be construed as preventing the Executive from accepting or maintaining directorships with companies which do not compete with the Company, investing his personal assets in businesses which do not compete with the Company, and engaging in for profit, not-for-profit and civic activities that do not interfere with the Executive’s duties.

3.  COMPENSATION.

(a)  Salary. For services rendered by the Executive hereunder during the Employment Period, the Company shall pay him a base salary (the “Salary”) at the monthly gross rate of Twenty Thousand Dollars ($20,000) in accordance with the Company’s ordinary payroll practices.

(b)  Bonus. At the beginning of the Employment Period, the Company shall pay the Executive additional compensation in the form of a bonus (the “Bonus”) of Thirty Thousand Dollars ($30,000) for work for the Company prior to the Effective Date.

(c)  Stock Options. Subject to final approval of the Board of Directors of a21, the Executive shall be entitled to receive, as soon as practicable following the Effective Date, nonqualified stock options in accordance with the terms of the a21 stock option plan and the standard stock option agreement thereunder; provided, however, that such options shall provide the Executive with the right to purchase 400,000 common shares of a21 at a purchase price of $.46 per common share, all of which shall vest on December 19, 2006 unless the Executive’s employment is terminated for Cause (as hereinafter defined). All options shall immediately vest upon a change in control. The options are exercisable, after they have vested, for five (5) years after the Effective Date unless the Executive’s employment is terminated for Cause, in which case they shall expire unexercised.

(d)  Expense Reimbursement. The Executive is authorized to incur reasonable expenses related to the performance of his duties under this Agreement in accordance with budgets and guidelines established by the Company from time to time or otherwise approved by the Principal Financial Officer or Board of Directors. The Company shall promptly reimburse the Executive for all such expenses in accordance with its expense reimbursement policy in effect from time to time.

(e)  Taxes. All payments and benefits provided to the Executive hereunder shall be reported as taxable income to the extent required by law and shall be subject to applicable income and payroll withholding taxes.

4.  TERM AND TERMINATION.

(a)  The term of this Agreement (the “Employment Period”) shall commence on the Effective Date and continue for six (6) months unless terminated earlier in accordance with this Paragraph 4.

(b)  Termination Without Cause. Either party hereto may terminate this Agreement and the Executive’s employment for any reason at any time during the Employment Period, effective upon thirty (30) days written notice to the other party. In the event the Company terminates this Agreement and the Executive’s employment without Cause (as hereinafter defined), the Company shall pay to the Executive (i) any unpaid Salary accrued as of the date of termination, and (ii) the Salary due under any remaining term of this Agreement in installments in accordance with the Company’s ordinary payroll practices. The Executive shall not be entitled to any further payments or benefits except as required by any federal or state law requiring continuation of benefits.

(c)  Termination for Cause. The Company may terminate this Agreement and the Executive’s employment for Cause (as hereinafter defined) at any time, effective immediately upon giving the Executive written notice of such termination. As used herein, the term “Cause” shall mean any of the following events:

(i)       the Executive’s conviction of or plea of guilty or nolo contendere, or no contest to a misdemeanor involving moral turpitude (which is likely to have an adverse effect on the Company or the Executive’s ability to perform his duties hereunder) or a felony which may result in a term of imprisonment;

(ii)      the Executive’s breach of this Agreement or willful failure to carry out the lawful directives of the Board consistent with Paragraph 2(a) hereof (provided the Company has given the Employee advance written notice specifying the nature of such breach or failure to carry out the lawful directives of the Board and a period of at least fifteen (15) days to cure such breach or failure); or

(iii)     the Executive’s (A) willful gross misconduct, including, without limitation, dishonesty, fraud or theft, or (B) willful bad faith act or failure to act that is injurious to the business or reputation of the Company.

In the event of termination for Cause, the Company shall pay to the Executive any unpaid Salary and any unused vacation days accrued as of the date of termination, and the Executive shall not be entitled to any further payments or benefits except as required by any federal or state law requiring continuation of benefits.

(d)  Death. If the Executive dies during the Employment Period, this Agreement and the Executive’s employment shall terminate as of the date of his death. The Company shall pay to the Executive’s estate any unpaid Salary accrued as of the date of termination, and the Executive’s estate shall not be entitled to any further payments or benefits pursuant to Paragraph 3 except as required by any federal or state law requiring continuation of benefits.

5.  NON-SOLICITATION.

(a)  Non-Solicitation of Employees. The Executive hereby agrees that during the Employment Period and for a period of ninety (90) days thereafter (the “Survival Period”), he shall not, directly or indirectly through any other individual, person or entity, employ, solicit or induce any individual who is, or was at any time during the Executive’s employment by the Company, an employee of the Company to terminate or refrain from renewing or extending his or her employment by the Company or to become employed by or enter into a contractual relationship with the Executive or any other individual, person or entity. For the purposes of Paragraphs 5, 6 and 7 of this Agreement the “Company” shall be deemed to include the Company and each of its Affiliates. For the purposes hereof, Affiliates shall mean with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with, such other person at any time during the period for which the determination of affiliation is being made.

(b)  Non-Solicitation of Suppliers or Vendors. The Executive hereby agrees that during the Employment Period and the Survival Period he shall not, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any individual, person or entity which is, or at any time during the Employment Period was, a supplier of any product or service to the Company, or vendor of the Company (whether as a distributor, agent, commission agent, employee or otherwise), to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company.

(c)  Non-Solicitation of Customers. The Executive hereby agrees that during the Employment Period and the Survival Period he shall not, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any individual, person or entity which is, or at any time during the Employment Period was, a customer of the Company to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services manufactured, marketed or sold by the Company, or to become a customer of or enter into any contractual or other relationship with the Executive or any other individual, person or entity in regard to the purchase of products or services similar or identical to those manufactured, marketed or sold by the Company.

6.  CONFIDENTIALITY. The Executive agrees that during the Employment Period, and thereafter, he shall not divulge to anyone, other than as necessary in the performance of his duties hereunder or as required by law or legal process, confidential information of the Company, its affiliates or its customers, including, without limitation, know-how, trade secrets, customer lists, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data, drawings, samples, processes or products and other information disclosed to the Executive or known by him as a result of or through his employment by the Company, which is not generally known in the businesses in which the Company is engaged and which relates directly or indirectly to the Company’s products or services or which is directly or indirectly useful in any aspect of the Company’s business. In the event the Company is bound by a confidentiality agreement with a customer, supplier or other party regarding the confidential information of such customer, supplier or other party, which provides greater protection than specified above in this Paragraph 6, the provisions of such other confidentiality agreement shall be binding upon the Executive and shall not be superseded by this Paragraph 6. Upon the termination of the Executive’s employment hereunder or at any other time upon the Company’s request, the Executive shall deliver forthwith to the Company all memoranda, notes, records, reports, computer disks and other documents (including all copies thereof) containing such confidential information.

7.  NON-COMPETITION. The Executive hereby agrees that during the Employment Period and the Survival Period, the Executive shall not, directly or indirectly, anywhere in the entire United States, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, independent contractor or in any other capacity with, or have any financial interest in, or aid or assist anyone else in the manufacture, sale or representation of products or the provision of services identical or similar to the products and services manufactured, sold, represented or provided by the Company, and which products or services are marketed to the same customer base as the products or services offered by the Company, at any time during the Employment Period or the Survival Period, or which are included in any business plans of the Company in existence and under consideration at the time of termination and of which Executive was aware.

8.  REMEDIES. The Executive acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Paragraphs 5, 6 or 7 of this Agreement would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach by the Executive of any of the provisions of Paragraphs 5, 6 or 7 of this Agreement, it is agreed that in addition to its remedy at law, the Company shall be entitled to appropriate equitable relief in the form of specific performance, preliminary or permanent injunction, temporary restraining order or any other appropriate equitable remedy which may then be available. Notwithstanding any provision of this Agreement to the contrary, it is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in Paragraphs 5, 6 and 7 to be reasonable for the purpose of preserving the Company’s goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time and scope of the restrictions in such Paragraphs is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of such Paragraphs shall not be rendered void but shall be deemed amended to apply as to the maximum time and scope permitted and to such other extent as the court may determine to be reasonable.

9.  REPRESENTATION/WARRANTY. The Executive represents and warrants that he is not bound by the terms of a confidentiality agreement or non-competition agreement or any other agreement with a former employer or other third party which would preclude him from accepting employment by the Company or which would preclude him from effectively performing his duties for the Company. The Company represents and warrants that it has all requisite corporate power and authority to consummate the transactions contemplated by this Agreement and that this Agreement is binding on the Company and enforceable against the Company in accordance with its terms.

10.  NOTICES. Any notices or other communications required to be given pursuant to this Agreement shall be in writing and shall be deemed given: (i) upon delivery, if by hand; (ii) after two (2) business days if sent by express mail or air courier; (iii) four (4) business days after being mailed (seven (7) business days for international mailings), if sent by registered or certified mail, postage prepaid, return receipt requested; or (iv) upon transmission, if sent by facsimile (provided that a confirmation copy is sent in the manner provided in clause (ii) or clause (iii) of this Paragraph 10 within thirty-six (36) hours after such transmission), except that if notice is received by facsimile after 5:00 p.m. on a business day at the place of receipt, it shall be effective as of the following business day. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to the Company:

a21, Inc.
7660 Centurion Parkway
Jacksonville, Florida 32256
Attention: Chief Executive Officer

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Lloyd L. Rothenberg, Esq.

If to the Executive:

Philip N. Garfinkle
At his residential address on
file at the corporate office of a21, Inc.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

11.  GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and construed in accordance with the law of the State of Florida, regardless of the law that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto hereby irrevocably consent to the exclusive jurisdiction of the state or federal courts sitting in Jacksonville, Florida in connection with any controversy or claim arising out of or relating to this Agreement, or the negotiation or breach thereof, and hereby waive any claim or defense that such forum is inconvenient or otherwise improper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any matter authorized by Florida law.

12.  SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is found to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such finding or construction shall not affect the remainder of the provisions of this Agreement, which shall be given full force and effect without regard to the invalid or unenforceable provision, and such invalid or unenforceable provision shall be modified automatically to the least extent possible in order to render such provision valid and enforceable, but only if the provision as so modified remains consistent with the parties’ original intent.

13.  WAIVER OF BREACH. The waiver by either party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

14.  SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns. This Agreement is assignable to any legal successor of the Company. This Agreement may not be assigned by the Executive.

15.  ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters contained herein and incorporates and supersedes all prior agreements between the parties concerning the employment of the Executive by the Company. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

a21, INC.		EXECUTIVE

By:	/s/ Albert H. Pleus	/s/ Philip N. Garfinkle
	Name: Albert H. Pleus	Philip N. Garfinkle
Title: Chief Executive Officer